SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is made as of the 12th day of December, 2011 by and among rVue Holdings, Inc., a Nevada corporaration (the “Company”), David A. Loppert, as the collateral agent (the “Collateral Agent”) acting in the manner and to the extent described in the Collateral Agent Agreement (hereinafter defined) for the benefit of the noteholders of the Company identified on Schedule A hereto (the “Noteholders”), and the Noteholders.

RECITALS

WHEREAS, the Noteholders have purchased secured convertible promissory notes from the Company (the “Notes”) in connection with the Company’s offering of up to Two Million Dollars ($2,000,000) in secured convertible promissory notes pursuant to that certain Promissory Note Purchase Agreement dated as of the date hereof by and among the Company and the Noteholders (the “Purchase Agreement”);

WHEREAS, as a condition to the purchase of the Notes and as security for the performance by the Company of its obligations under the Notes, including the payment of the interest and principal of the Notes, the Company has agreed to grant a security interest in the Collateral (hereinafter defined) in favor of the Noteholders as provided herein; and

WHEREAS, the Noteholders have appointed the Collateral Agent to act on the Noteholders’ behalf with respect to the Collateral, pursuant to the terms and conditions of that certain Collateral Agent Agreement dated as of the date hereof by and among the Collateral Agent and the Noteholders (the “Collateral Agent Agreement”).

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Grant of Security Interests.  In order to secure the payment and the performance of all the Obligations (as defined below) of the Company, subject to Section 11 of this Agreement, the Company hereby grants and conveys to the Noteholders a continuing first priority lien security interest in the following:

All of the tangible assets of the Company and its operating subsidiaries, if any, of every kind and nature including, without limitation, all accounts, equipment, accessions, fixtures, inventory, goods, investment property, chattel paper, instruments, documents, rights to proceeds under letters of credit, letter-of-credit rights, supporting obligations, commercial tort claims, deposit accounts (including money, cash and cash equivalents), and all of the intangible assets of the Company and its operating subsidiaries, if any, including, without limitation, general intangibles, payment intangibles and software of the Company and any of its operating subsidiaries and all “Intellectual Property” (as defined below) used in connection with the operation of the Company’s business and any of its operating subsidiaries’ businesses, wherever located, now owned or hereafter acquired (hereinafter collectively called the “Collateral”).

For the purposes of this Agreement, the term “Obligations” means: (i)  all amounts (whether principal, interest or otherwise) at any time due and owing by the Company to the Noteholders under the Notes; (ii) all other debts, liabilities, duties and/or obligations of the Company to the Noteholders arising prior to, on or after the date of this Agreement, that arise under or in connection with the Notes; (iii) all costs and expenses incurred by the Noteholders in the collection of any of the indebtedness described in this sentence or in connection with the enforcement of any of the duties and obligations of the Company to the Noteholders under the Notes, including all court costs and expenses and all reasonable attorneys’ fees and expenses; and (iv) all future advances made by the Noteholders for the maintenance, protection, preservation or enforcement of, or realization upon, the Collateral or any portion of the Collateral.  For purposes of this Agreement, the term “Intellectual Property” means (A) inventions, ideas or conceptions of potentially patentable subject matter, whether or not patentable, whether or not reduced to practice, whether or not yet made the subject of a pending patent application or applications, (B) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing) ((A) and (B) collectively, “Patents”), (C) trademarks, service marks, trade dress, designs, logos, trade names, corporate names and general intangibles of like nature, whether or not registered, including all common law rights and registrations and applications for registration thereof, together with all goodwill relating to the foregoing (collectively, “Trademarks”), (D) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions (collectively, “Copyrights”), (E) trade secrets and confidential, technical or business information (including, without limitation, ideas, formulas and compositions), (F) technology (including, without limitation, know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, sketches, design archives, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether or not confidential, whether current or historical, (G) all rights to obtain and apply for Patents, and to register Trademarks and Copyrights, (H) all rights to sue, recover and retain damages (and costs and attorneys’ fees) for present and past infringement of any of the Intellectual Property rights hereinabove set out, and (I) all common law rights with respect to the Intellectual Property hereinabove set out.

2.  Filing; Further Assurances.  The Company will, at its own expense, execute, deliver, file and record (in such manner and form as the Collateral Agent may require), and hereby expressly permits and authorizes the Collateral Agent to file and record, any financing statements (including any amendments and continuations), any photographic or other reproduction of any financing statement (including any amendments and continuations) or this Agreement (which shall be sufficient as a financing statement hereunder), any specific assignments or other paper that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to create, preserve, perfect or validate any security interests granted pursuant to Section 1 of this Agreement (the “Security Interests”) or to enable the Collateral Agent to exercise and enforce the Noteholders’ rights hereunder with respect to any of the Collateral.  The Company shall pay all filing costs associated with perfection of interests created under and filings as a result of the issuance of the Notes and this Agreement.

3.  Representations and Warranties of the Company.  The Company hereby represents and warrants to the Noteholders that:

(a)           the Company is the owner of the Collateral free from any lien, security interest or encumbrance;

(b)           no financing statement covering the Collateral is on file in any public office, other than the financing statements filed pursuant to this Agreement;

(c)           this Agreement, coupled with the filing of appropriate UCC financing statements, creates in favor of the Noteholders a valid and perfected first priority security interest in all of the Collateral;

(d)           the Company is not subject to any voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for its business or property;

(e)           there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company, threatened against or affecting, any of the Collateral, before any court or arbitrator or any governmental body, agency or official; and

(f)           to the knowledge of the Company, there is no material fact directly relating to the business, operations, condition or prospects of the Company (including any competitive developments but other than facts which relate to general economic or industry trends or conditions) that materially adversely affects the same that has not been disclosed to Noteholders.

Section 4.  Covenants of the Company.  The Company hereby covenants and agrees with Noteholders that the Company:

(a)           will defend the Collateral against all claims and demands of all persons at any time claiming any interest therein;

(b)           will promptly pay any and all taxes, assessments, maintenance fees and governmental charges upon the Collateral prior to the date penalties are attached thereto, except to the extent that such taxes, assessments, maintenance fees and charges shall be contested in good faith by the Company;

(c)           will immediately notify the Collateral Agent of any event causing a substantial loss or diminution in the value of all or any material part of the Collateral and the amount or an estimate of the amount of such loss or diminution;

(d)           will keep the Collateral free from any additional lien, security interest or encumbrance and in good order and repair, reasonable wear and tear excepted, and will not waste or destroy the Collateral or any part thereof;

(e)           will not use the Collateral in violation of any law, statute or ordinance;

(f)           will cooperate, cause or assist the Collateral Agent to preserve and perfect the Noteholders’ security interest in any of the Collateral, including but not limited to the Collateral Agent’s execution, filing or recordation of any documents with the United States Patent and Trademark Office that the Collateral Agent deems necessary in order to perfect the Noteholders’ security interest in the Intellectual Property of the Company and the Company’s execution, filing or recordation of any UCC-3’s  or such other instruments and documents promptly terminating any subsequent liens on the Collateral in order to preserve and protect the priority of the Noteholders’ security interest in the Collateral prior to the rights of all third persons and entities; and

(g)           grants to the Collateral Agent on behalf of the Noteholders a power of attorney for the sole and limited purpose of executing any documents on behalf of the Company which the Noteholders deem reasonably necessary to perfect their security interest in the Collateral (such power, coupled with an interest, is irrevocable until such time as the Obligations hereby secured are satisfied in full).

Section 5.  Records Relating to Collateral.  The Company will keep its records concerning the Collateral at the Company’s office located at 100 N.E. 3rd Ave, Suite 200, Ft Lauderdale, FL 33301, or at such other place or places of business or residence as the Collateral Agent may approve in writing, which approval shall not be unreasonably withheld.  The Company will hold and preserve such records and will permit the Collateral Agent, as representative of the Noteholders, at any time during normal business hours to examine and inspect the Collateral and to make abstracts from such records, and will furnish to the Collateral Agent such information and reports regarding the Collateral as the Collateral Agent and/or the Noteholders may from time to time reasonably request.

Section 6.  General Authority.  The Company hereby conditionally appoints the Collateral Agent, or any successor of the Collateral Agent, on behalf of the Noteholders, the Company’s lawful attorney-in-fact, with full power of substitution, in the name of the Company, for the sole use and benefit of the Noteholders, at the Company’s expense, to exercise all of the following powers with respect to the Collateral upon an Event of Default hereunder:

(a)           to demand, sue for, collect, receive and give acquittance for all monies due or to become due;

(b)           to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(c)           to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Noteholders were the absolute owner thereof;

(d)           to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto; and

(e)           to discharge any taxes, liens, security interests or other encumbrances at any time placed thereon.

Section 7.  Events of Default.  The Company shall be in default under this Agreement upon the occurrence of any one of the following events (herein referred to as an “Event of Default”):

(a)           default by the Company in the due observance or performance of any material covenant or agreement contained herein or breach by the Company of any material representation or warranty herein contained; or

(b)           the occurrence of any default by the Company under the provisions of any of the Notes, the Purchase Agreement or any other document now or hereafter evidencing any of the Obligations or securing any of the Obligations.

So long as the Company is not in default under the terms of this Agreement, the Company shall have full right to own, utilize and possess the Collateral free from any interference or exercise of authority over such Collateral by the Noteholders.

Section 8.  Remedies Upon Event of Default.  If any Event of Default shall have occurred and is continuing, the Collateral Agent, on behalf of the Noteholders may exercise all the rights and remedies of a secured party under the Uniform Commercial Code. The Collateral Agent, on behalf of the Noteholders may require the Company to assemble all or any part of the Collateral and make it available to the Noteholders at a place to be designated by the Collateral Agent, on behalf of the Noteholders, which is reasonably convenient.  The Collateral Agent, on behalf of the Noteholders shall give the Company thirty (30) days written notice of its intention to make any public or private sale of Collateral, which notice, in case of a public sale, shall state the time and place fixed for such sale.  At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent, on behalf of the Noteholders may determine.  The Collateral Agent, on behalf of the Noteholders, shall not be obligated to make any such sale pursuant to any such notice.  The Collateral Agent, on behalf of the Noteholders may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be adjourned.  The Collateral Agent, on behalf of the Noteholders, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

Section 9.  Application of Collateral and Proceeds.  The proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied in the following order of priorities:  (a) first, to pay the expenses of such sale or other realization and all expenses, liabilities and advances incurred or made by the Collateral Agent and the Noteholders in connection therewith, and any other un-reimbursed expenses for which the Collateral Agent and the Noteholders are to be reimbursed pursuant to this Agreement; (b) second, to the Noteholders in proportion to their respective interests in the Obligations; and (c) finally, to pay to the Company, or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

Section 10.  Expenses.  The Company will forthwith upon demand pay to the Collateral Agent or the Noteholders, as applicable:

(a)           the amount of any taxes which the Collateral Agent or the Noteholders may have been required to pay by reason of the Security Interests (including any applicable transfer taxes) or to free any of the Collateral from any lien thereon; and

(b)           the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel and of any agents not regularly in its employ, which the Collateral Agent, on behalf of the Noteholders may incur in connection with (i) the collection, sale or other disposition of any of the Collateral, (ii) the exercise by the Collateral Agent, on behalf of the Noteholders of any of the powers conferred upon it hereunder, or (iii) any default on the Company’s part hereunder.

Section 11. Termination of Security Interests; Release of Collateral.  Upon the repayment of all Notes and the performance in full of all the remaining Obligations, the Obligations hereby secured shall be deemed satisfied for purposes of this Agreement, the Security Interests granted herein shall terminate and all rights to the Collateral shall revert to the Company.  Upon any such termination of the Security Interests and release of Collateral, the Collateral Agent, on behalf of Noteholders will, at the Company’s expense to the extent permitted by law, execute and deliver to the Company such documents as the Company shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be.

Section 12.  Insurance.  To the extent the same is insurable, the Company shall keep the Collateral insured against direct loss or damage occasioned by theft, fire, extended coverage perils and such other liabilities and hazards as the Noteholders, may reasonably require, through insurers approved by the Collateral Agent, on behalf of the Noteholders, in amounts, without co-insurance, not less than the unpaid balance of the Obligations or the full replacement value, whichever is less, and shall pay the premiums when due.  The policies shall contain the standard mortgagee clause in favor of the Noteholders and a copy of all binders for such policies covering the Collateral shall be deposited with the Collateral Agent.  The Company shall promptly give notice of loss to insurance companies, the Collateral Agent and the Noteholders.  All proceeds from such insurance shall be applied, at the Collateral Agent’s option, to the installments of the Obligations in the inverse order of their maturities (without penalty for prepayment) or to the restoration of the improvements on the Collateral.  In the event of foreclosure of this Agreement or other transfer of title to the Collateral, in extinguishment of the indebtedness secured hereby, all right, title, and interest of the Company in and to any insurance then in force shall pass to the purchaser or grantee.

(a)           Section 13.  Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, by certified or registered mail (postage prepaid), facsimile or personal delivery.  The addresses for such communications shall be as set forth below:

(i)          If to the Company, at

rVue Holdings, Inc.
100 N.E. 3rd Avenue, Suite 200
Fort Lauderdale, Florida 33301
Attention: Jason M. Kates, CEO
Fax: (954) 525-4245

With a copy to (but which shall not constitute notice to the Company):

Ellenoff Grossman & Schole LLP
150 E. 42nd Street, 11th Floor
New York, New York, 10017
Attention:  Benjamin S. Reichel, Esq.
Fax: (212) 370-7889

(ii)          If to the Collateral Agent, at

David A. Loppert
100 N.E. 3rd Avenue, Suite 200
Fort Lauderdale, Florida 33301
Fax: (954) 525-6464

or to such other address as any party may designate by notice complying with the terms of this Section 13.

Each such notice shall be deemed delivered:  (a) on the date delivered if by personal delivery; (b) on the date of confirmed transmission if by telex, telecopy or other telegraphic communication; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice if designated by the postal authorities as not deliverable, as the case may be, if mailed.

Section 14. Waivers. No failure on the part of the Collateral Agent or the Noteholders to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or the Noteholders of any right, power or remedy under this Agreement preclude any other right, power or remedy.  The remedies in this Agreement are cumulative and are not exclusive of any other remedies provided by law.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

Section 15. Governing Law; Jurisdiction. Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the Florida Uniform Commercial Code have the meanings therein stated.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The Company hereby irrevocably consents to the jurisdiction of the United States District Court for the Southern District of Florida and any Florida state court sitting in Palm Beach County, Florida in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims and disputes arising out of or relating to this Agreement may be heard and determined in such state court or, to the extent permitted by law, in such federal court.  The choice of forum set forth in this Section 15 shall not be deemed to preclude the bringing of any action by the Collateral Agent or the enforcement by the Collateral Agent of any judgment obtained in such forum in any other appropriate jurisdiction.  Each of the Company, the Noteholders, and the Collateral Agent hereby irrevocably waives, and hereby acknowledges that it is estopped from raising, the claims or defenses of lack of personal jurisdiction, improper venue or inconvenient forum to the maintenance of any such action or proceeding.

Section 16. WAIVER OF JURY TRIAL. EACH THE COMPANY, THE NOTEHOLDERS, AND THE COLLATERAL AGENT, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NOTES OR THIS AGREEMENT AND ANY AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER THE COLLATERAL AGENT, THE NOTEHOLDERS OR THE COMPANY.

Section 17.  Heirs, Personal Representatives, Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions herein shall apply to, bind and inure to the benefit of the heirs, personal representatives, successors and permitted assigns of the Noteholders.  None of the Company’s obligations under this Agreement may be delegated or transferred without the prior written consent of the Collateral Agent; and, any such purported delegation or transfer or attempt to delegate or transfer any of such obligations without the prior written consent of the Collateral Agent will be deemed null, void and of no force or effect.

Section 18.  Severability.  If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction.

Section 19.     Enumeration and Headings.  The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 20.     Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, relating to said subject matter.

Section 21.     Amendment.  This Agreement may not be amended or modified in any manner except by a written agreement executed by the Company, the Collateral Agent and the holders of a majority of the aggregate outstanding principal of the Notes.

Section 22.     Joinder.  Additional parties who acquire Notes may be added to this Agreement by execution and delivery of a counterpart signature page by such new party and the Company.  The execution and delivery of such signature page and the revision of Schedule A in connection therewith shall not constitute an amendment or waiver under this Agreement.  Such parties will constitute Noteholders under this Agreement.

Section 23.     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile or other electronic signatures.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Security Agreement has been executed by the parties hereto all as of the day and year first above written.

COMPANY:

rVue Holdings, Inc

By:
Name: Jason M. Kates
Title: Chief Executive Officer

COLLATERAL AGENT:

David A. Loppert

NOTEHOLDERS:

[See attached Counterpart Signature Pages]

COUNTERPART SIGNATURE PAGE
TO SECURITY AGREEMENT
by and among
rVue Holdings, Inc,
David A. Loppert as collateral agent,
and
the Noteholders who execute this
Counterpart Signature Page

By execution of this Counterpart Signature Page, the undersigned hereby agrees to become a party to the Security Agreement, and the undersigned shall be a “Noteholder” under the Security Agreement.

[Individuals]	[Entities]

Signature	Name of Entity

By:
Name:	Name:
Title:

Schedule A will be provided to the Commission upon request